Exhibit 99.1
Investor Contact: Valda Colbart, 419-784-2759, rfcinv@rurban.net
Rurban Financial Corp. Announces Fourth Quarter Balance Sheet Restructuring Actions
and Plans to Consolidate its Banking and Trust Subsidiaries
Defiance, Ohio — December 21, 2006 — Rurban Financial Corp. (Nasdaq: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data and item processing, today announced that its Board of Directors approved the following actions designed to improve the profitability of the banking group and that the company received a significant recovery from a bond loss charged-off in 2002:
•	The sale of $17.5 million, or approximately 13% of Rurban’s investment portfolio and subsequent deleveraging, resulting in net pre-tax charge of $710,000;
•	The consolidation of Reliance Financial Services, Rurban’s trust and investment subsidiary, and The Exchange Bank, its recently acquired community bank, into the lead bank, The State Bank and Trust Company, subject to regulatory approval;
•	The sale of Rurban’s $3.6 million credit card portfolio, which should generate a gain of approximately $700,000 in the fourth quarter;
•	Completion of the sale of $1.4 million of non-performing assets; the pre-tax loss should be approximately $135,000;
•	Recovery of $888,000 from previously charged off WorldCom Bond losses.
Investment Portfolio Restructuring
During the fourth quarter of 2006, the Company restructured its balance sheet by selling approximately $17.5 million of investment securities. These securities had an average yield of 3.89% and represent approximately 13% of the investment portfolio. Approximately $12 million of the proceeds will be used to payoff FHLB and other borrowings that have a cost in excess of 5.25%. The remaining $5.5 million will be used to fund the company’s growing commercial loan portfolio. The one-time restructuring will result in a one-time charge to earnings in the fourth quarter of 2006 of approximately $710,000.
Kenneth A. Joyce, President and Chief Executive Officer of Rurban commented, “These restructuring actions should create a stronger, more efficient balance sheet that will generate higher returns for our shareholders going forward. While the immediate result will be to reduce assets by $12 million, we also plan to reinvest a portion of the proceeds and commercial loans to benefit customers in our markets.”
Consolidation of Banking and Trust Operations
The Board also approved the merging of Rurban’s two banking units, The State Bank and Trust Company and The Exchange Bank, and its investment and trust company, Reliance Financial Services, into a single banking unit, which will operate as The State Bank and Trust Company (“The Bank”). Reliance will retain its name and continue operating with no changes other than the charter change. The restructuring changes are all subject to obtaining regulatory approval. Subject to obtaining that approval, these restructuring changes should be completed by the end of the first quarter, 2007.

Mr. Joyce added, “Mark Klein has demonstrated the leadership ability to manage the combined operations and will remain the President and CEO of The State Bank and Trust Company, where he will drive the sales and lending efforts supported by a talented management team. This merger will create accounting, staffing and operating efficiencies by combining the three subsidiaries into one banking unit.”
Mark A. Klein, President and Chief Executive Officer of The State Bank and Trust Company added, “I am excited about the expanding footprint of The Bank. This move will offer customers the ability to do their banking easily in Northwest Ohio, Fort Wayne, Indiana and the Toledo metropolitan area.” Mr. Klein continued, “Reliance will not change its name nor will its delivery of great service change. Reliance Financial Services will continue to be led by Craig Kuhlman, President.”
Credit Card Portfolio Sale
Rurban and its banks have entered into an agreement to sell its credit card portfolio to a third party. The portfolio is approximately $3.6 million which will result in a one-time gain in the fourth quarter of 2006 of approximately $700,000. The buyer will service the credit card portfolio and provide our clients with credit cards branded with the State Bank and Trust name. A revenue sharing arrangement and reinvestment of the sale proceeds should result in little change to future net income streams. The end result is that this sale is not expected to negatively affect earnings, but it eliminates a specialty business which is outside of our core expertise, and it provides our clients with an improved product. New cards will be reissued which will carry a very attractive points program, and the current credit card holders will retain any earned points and shift them to the new awards program.
Non-Performing Loan Sale
During December, Rurban completed a sale of $1.4 million of non-performing assets. The loss associated with the sale will be approximately $135,000. The result of this sale is that non-performing loans to total assets will be below 1% at year-end based upon current projections.
Bond Loss Recovery
In 2002 Rurban Financial Corp. charged-off a significant portion of its holdings in WorldCom bonds and subsequently sold the bonds. Rurban has followed the bankruptcy hearings and has filed all required claims and notices. As a result, Rurban was awarded its claim and received $888,000 as a recovery of the amount previously charged-off, which will be reported as income in the fourth quarter of 2006.
Joyce continued, “We are pleased to bring all these actions to closure in this fourth quarter. The impact of these events will be positive for our earnings in 2007, and we look forward to continued improvement next year.”
About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, The Exchange Bank, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI), DCM and RFCBC, Inc. The two community banks, State Bank and Exchange Bank, offer a full range of financial services through 18 offices in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties in Ohio

and Allen County in Indiana. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Ohio and Wisconsin. Rurban’s common stock is quoted on the Nasdaq Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 5,027,433 shares outstanding. The Company’s website is http://www.rurbanfinancial.net.
Forward-Looking Statements
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.
Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.